Exhibit (d)(i)

Regulations

on Stock Option Program for Employees of MTS OJSC,

based on Distribution of shares

CONTENTS

1.	PURPOSE OF THE PROGRAM	3

2.	PURPOSE OF THESE REGULATIONS	3

3.	ABBREVIATIONS, TERMS AND DEFINITIONS	3

4.	GENERAL PRINCIPLES OF THE PROGRAM	4

5.	PROGRAM PARTICIPANTS	5

6.	PROECDURE FOR COMPUTING THE PERSONAL FUND OF SINGLE YEAR PROGRAM PARTICIPANT	6

7.	PROCEDURE FOR IMPLEMENTATION OF SINGLE YEAR PROGRAM	7

8.	ORDER OF RECEIVING RIGHT OF CLAIMING TO TRANSFER SHARE TO OWNERSHIP	8

9.	SPECIAL CONDITIONS ENABLING PROGRAM PARTICIPANTS TO REMAIN ENTITLED TO REMUNERATION	9

10.	PROCEDURE OF EXECUTION OF A DEFINED YEAR PROGRAM	10

11.	PROGRAM IMPLEMENTATION IN CASE OF DELISTING	11

12.	PREREQUISITES FOR EARLY PROGRAM TERMINATION	12

13.	EXERCISING THE PROGRAM PARTICIPANTS’ RIGHTS IN CASE OF EARLY PROGRAM TERMINATION	12

14.	FINAL PROVISIONS	12

1.              PURPOSE OF THE PROGRAM

Stock option plan, based on distribution of shares is intended to achieve the following objectives:

•             enhanced interest of participants in increasing the shareholder value of Company and market capitalization by granting a right to purchase for themselves at no cost Company shares to them pursuant to the terms and conditions provided for herein;

2.              PURPOSE OF THESE REGULATIONS

These Regulations establish general principles of the Program, specify persons entitled to participate in the Program.

Remuneration payable under these Regulations is included in a Company’s Remuneration system.

3.              ABBREVIATIONS, TERMS AND DEFINITIONS

Table 1. List of abbreviations

Abbreviation	Key to abbreviation
Shares	MTS OJSC common registered shares
SAC	Subsidiaries and affiliated companies of MTS OJSC located both in the Russian Federation and abroad.
MICEX	Moscow Interbank Currency Exchange

Table 2. List of terms

Term	Definition
Program Administrator	Department of Compensations, Benefits and Administration, HR Block, Corporate Center, MTS Group
Year’s Program Fund (Fund)	Estimated number of the Company’s shares determined as a Summary of Personal Funds of all Program Participants of relevant year.
Personal Fund	Part of Hereof Fund of relevant year allocated to Program Participants according to Items 6 and 7 hereof
Company	MTS Open Joint Stock Company and SAC
Fiscal year	12 months since Jan 1st of each year
Period of Absence

The total duration of the periods of a Program Participant’s absence for any reason (except for annual basic and additional leaves, business trips and training in accordance with the approved employee training and development plan) which fall within:
• for Program Participants, mentioned in Item a) 5.2. - each Fiscal year of the Program;
• for Program Participants, mentioned in Items b)-d) 5.2.:
a) the period of time since the hiring date or date of transfer to relevant position till December 31 of the Year — first Fiscal Year (of the Program)
b) Fiscal year — for the second and third Fiscal years of the Program.

Program	Complex of measures provided for hereof performed for the purpose of granting the right to Program Participants purchase for themselves shares in property with no cost.
N Year Program or Defined (Single) Year Program

Part of Program shall be implemented in the year N. Further, “Program of Defined/Single Year” shall mean any of specified parts of Program ; “Year of Program” shall mean a calendar year specified in the Program’s title.

Implementation of Program of Defined Year	Sending the Notification to Program Participant according to Regulation rules
Employee	Individual employed with the Company and specified in 5.1 hereof.

Term	Definition
Program Participant	Employee entitled to participate in the Program pursuant to the terms and conditions hereof.
Target for Leadership	Leadership per income from mobile business in the territory of Russian Federation.
Free Cash Flow (FCF)

Operational Cash Flow minus CAPEX payments (disclosing M&A expenditures and compounded interest) of the Company and minus operational Cash Flow and CAPEX payments of a Fiscal year of the companies acquired by the Company this year determined in compliance with US GAAP.

Target Total Earnings	Amount to be determined in accordance with Item 6.3 hereof .
Notification

The notice to the Participants about assigned to him to Personal Fund, containing information on the number assigned to him shares and procedure of claiming the transfer of the ownership to the Participant

Contract

Donation contract (promises of donation), according to which the Company is obliged to transfer the Participant Program of shares right to claim the transfer incurred to Program Participant in accordance with these Regulations.

Regular bonus	Bonus, paid on the ground of execution of KPIs, entitled to the position, which is held by the Program Participant, in accordance with the company regulations

4.              GENERAL PRINCIPLES OF THE PROGRAM

4.1.                  The Program shall come into effect from the date of signing there Regulations by Board of Directors and remain in effect until the execution of all deals concluded under there Regulations.

4.2.                  The Program consists of a continuous sequence of Programs of each calendar year start from 2013. Program of each Single year consists of three continuous Fiscal years start from the year of Program.

Upon the occurrence of all events of Item 8, Program Participants are granted the right to claim transfer to ownership with no cost and time limits by Item 4.6, as authorized under these Regulations, computed based on his Personal Fund. Personal Fund shall be allocated to Program Participants in accordance with item 6 and 7 hereof entitled to it pursuant to Item 5.2 hereof.

4.3.                  Amount of shares, right of claiming transfer to ownership is granted to Program Participants of Defined year upon completion of each Fiscal year of the program shall be computed as a rounded to integer value as a product of:

а) part of shares allocated to Program Participants (Personal Fund) to be determined pursuant Item 4.4.

and

b) coefficient of execution FCF for specified Fiscal year to be determined pursuant to Item 4.5.

4.4.                  Value of remuneration provided for in а) Item 4.3. hereof should be determined as follows:

4.4.1.

а) not more than one fourth of Personal Fund of the Program of relevant year upon completion of first Fiscal year;

b) not more than two fourths of Personal Fund of the Program of relevant year, lessened by the number shares, settled by Item a)  — upon completion of the second Fiscal year;

c) total amount of shares of Personal Fund of the Program of relevant year, lessened by the number of shares, settled by Item a)  and b) - upon completion of the third Fiscal year.

Within the limit set forth in a) and b) hereof, shall be determined by the Program Participant on his/her discretion;  the said particular number of shares may be equal to zero, if so desired by the Program Participant. Such actions taken by the Program Participants shall mean that corresponding shares number is postponed to the terms upon completion of second and third Fiscal years of the Program of relevant year.

4.4.2.        The said value in а) and b) Item 4.4 shall be computed as rounded to integer value of quotient from dividing Personal Fund on 4 and on 2 correspondingly.

4.5.    Coefficient of execution of Free Cash Flow during Fiscal year depends on the value of relative of deviation of actual FCF from target value established for current Fiscal year by the Board of Directors and shall be computed using the following formula:

where

FCF fact — actual value of Free Cash Flow of Fiscal year фактическое значение показателя Free Cash Flow за Fiscal year approved by MTS PJSC Board of Directors according to the procedure set out in а) Item 7.1.

FCF target — target value of Free Flow established for a Fiscal year by MTS PJSC Board of Directors according to the procedure set out in Item 10.1.

4.6.                  Except case in Item 4.7. transfer to Program Participant of certain share amount, due to him/her by Program rules is carried out in the period from 01 to 31 March of the calendar year following the third Fiscal year of the program.

5.                            PROGRAM PARTICIPANTS

5.1.                  The Program Participants of each Single year may be President and employees, employed with the Company at the positions with grade 11 or appointed to the position of Director, reporting to COO, Directors of MR and Directors (sole executives) of SAD and other positions, in respect of which there was a positive decision took by MTS OJSC Management Board, all with primary employment.

5.2.                  Participants of Program of each Single year entitled to allocation of corresponding Personal Fund are:

а) Employees, specified in Item 5.1., who are employed with the Company on relevant positions as of December 31 of the year, preceding the year of Program;b) Employees, specified in Item 5.1.,who joined the Company or were transferred to appropriate positions at the Company, during the period from January 01 to March 31 of the year of Program;

c) Employees, specified in Item 5.1.,who joined the Company or were transferred to appropriate positions at the Company, during the period from April 01 to June 30 of the year of Program;

d) Employees, specified in Item 5.1.,who joined the Company, or were transferred to appropriate positions at the Company, during the period from July 01 to September 30 of the year of Program;

who were included in the list of Program Participants of the Fiscal year in accordance with Items 7.6. and 7.8. and retained employment with the Company in the same position by the term of conclusion of Standard agreements set out in Item 7.7.

5.3.                  Employees not matching the criteria, specified in Item 5.2., particularly, not included in the list of Program Participants of the Fiscal year, are not entitled to participate in a Program of relevant year on allocation of Personal Fund and receiving rights of claiming to transfer to ownership of shares.

6.              PROCEDURE FOR COMPUTING THE PERSONAL FUND OF SINGLE YEAR PROGRAM PARTICIPAN

The Personal Fund of Program Participant of each Single year shall be computed in accordance with the following:

6.1.                  The base percentage of the Target Total Earnings equal to 30% is used for Program Participants;

6.2.                  The Personal Fund of Program Participants shall be computed as rounded integral number result of using the following formula:

where

PFP —number of shares allocated to Program Participant;

TTE — is the Target Total Earnings of Program Participant (in U.S. dollar- denominated);

TE% — individual percentage from target total earnings of the Program Participant, specified in Item 6.1.;

C —  value of 1 (one) share computed in accordance with Item 7.2.  herein.

6.3.                  For the purpose of these Regulations, the Target Total Earnings shall mean:

i)            for Participants, specified in а) Item 5.2. — the Employee Salary within 12 months and target amount of -regularbonus which may be received by a Program Participant pursuant to the conditions set forth in the Employment Contract and corporate by-laws, in effect as of January 01 of the Program’s current year;

ii)         .for Participants, specified in b) Item 5.2 — the Employee Salary within 9 months and target amount of regular bonus which may be received by a Program Participant pursuant to the conditions set forth in the Employment Contract and corporate by-laws, in effect as of January 01 of the Program’s current year;

iii)      for Participants, specified in c) Item 5.2. — the Employee Salary within 6 months and target amount of regular bonus which may be received by a Program Participant pursuant to the conditions set forth in the Employment Contract and corporate by-laws, in effect as of January 01 of the Program’s current year;

iv)     for Participants, specified in d) Item 5.2. — the Employee Salary within 3 months and target amount of regular bonus which may be received by a Program Participant pursuant to the conditions set forth in the Employment Contract and corporate by-laws, in effect as of January 01 of the Program’s current year.

6.4.                  Herewith, for the purpose of these Regulations no bonuses or payments not set forth in corporate by-laws should be taken into account in computing the actual annual earnings, remuneration payable in connection with the completion of Long-Term Incentive Program approved by resolution of the MTS OJSC Board of Directors of December 17, 2009 (Minutes No 151) and/or Long-Term Incentive Program for Top-Management Employees of MTS OJSC approved by resolution of the MTS OJSC Board of  Directors of February 14, 2013 (Minutes No 206) and/or Long-Term Incentive Program for Employees of MTS OJSC approved by resolution of the MTS OJSC Board of  Directors of February 14, 2013 (Minutes No 206).For the purpose of calculation of the Personal Fund the Target total annual earnings of each Program Participant shall be converted from the national currency specified in employment contracts of Program Participants into U.S. dollars at the official exchange rate established by the Central Bank of the Russian Federation, or similar institution of a foreign state where the Program Participant lives and works, as of January 01 of the current year of the Program.

6.5.                  The individual percentage of the Target Total Earnings, exceeding the base percentage, specified in Item 6.1., may be set by the approval of MTS OJSC President in coordination with the Remuneration and Nomination Committee of MTS OJSC Board of Directors, for recognition of unique type of work.

7.              PROCEDURE FOR IMPLEMENTATION OF SINGLE YEAR PROGRAM

7.1.                  The MTS OJSC Board of  Directors not later than February 25 of each calendar year of the Program:

а) approves the target value for Free Cash Flow for the said year based on the data of the confirmed budget of the Company;

b) approves the list of Program participants of the said year.

7.2.                  The Program Administrator shall, not later than February 28 of the Program year, compute the dollar-denominated trading-volume weighted average price of one share on the MICEX for sixty (60) trading days preceding January 01 of the Program’s year

7.3.                  The Program Administrator not later than February 25, May 01, August 01, November 01 of the Fiscal year computes the Personal Fund of each Participant of current year Program Fund, the target total monetary value of the Program Fund.

7.3.1.  The Program Fund of relevant year shall be computed using the following formula:

where

PF — total number of shares in the Program’s Fund

PFP i — Personal Fund of a single Participant, determined in accordance with this Item

i — number of Program Participants of current year:

7.3.2.  The Target Total monetary value of the Program Fund shall be computing using the following formula:

where

TTMV  is the target total monetary value of the Program Fund (in U.S. dollars)

YPF in the total number of shares in the Year’s Program Fund;

C  is the value of 1 (one) share computed in accordance with Item  7.2. hereof.

7.4.    The list of Program Participants of any year is prepared 4 times: as of December 31 of the year, preceding the year of the Program (primary list), amd as of March 31, June 30 and September 30 of the Program year (amended lists).

7.5.                  The Program Administrator not later than February 28, May 01, August 01 and November 01 of the Program Year  prepares and presents for approval of MTS OJSC President the primary and amended lists of Program Participants for corresponding year specifying:

a) the Personal Fund of each Program Participant computed in accordance with the procedure set forth herein;

b) final size of the Year’s Program Fund and its target total monetary value computed according to the procedure set forth herein.

All computations and proposals shall be made by the Program Administrator pursuant to Items 6.1.- 6.4. and 7.1. — 7.3.

7.6.    The primary and amended lists of Program Participants are approved not later than March 10, May 10, August 10, November 10 of the Program year.

7.7.                  The President of the Company shall ensure the Notification sending for every Program Participant within the specified terms:

• with Program Participants, specified in а) Item 5.2., — not later than March 31 of the Program year;

• with Program Participants, specified in b) Item 5.2., — not later than May 31 of the Program year;

• with Program Participants, specified in c) Item 5.2., — not later than August 31 of the Program year;

• with Program Participants, specified in d) Item 5.2., — not later than November 30 of the Program year.

7.8. Once preparing the amended lists of Participants, the exclusion of the Participant is allowed only if the person loses a right to receive the compensation according to Item 8.2.

8.              ORDER OF RECEIVING RIGHT OF CLAIMING TO TRANSFER SHARES TO OWNERSHIP

8.1.                  These Regulations set out the following prerequisites to be applied to the Program Participants to claim of transfer shares to ownership with no cost:

Right to claim to transfer shares to ownership for a Fiscal year shall only be provided to a Program Participant who is entitled to participate in allocation of the Program Personal Fund (including the said Fiscal period) and  subject to simultaneous fulfillment of the following prerequisites:

a)                 The Program Participant’s Period of Absence shall not exceed:

• for the first year of the Program:

•                  30 (thirty) calendar days, for employees, mentioned in a) Item 5.2;

•                  23 (twenty three) calendar days, for employees, mentioned in b) Item 5.2;

•                  15 (fifteen) calendar days, for employees, mentioned in c) Item 5.2;

•                  8 (eight) calendar days, for employees, mentioned in g) Item 5.2;

• for the second and third years of the Program:

•                  30 (thirty) calendar days, for all employees;

b)                 The Program Participant shall have employment relations with the Company until the last working day of Fiscal year by the end of which the remuneration is paid unless Article 9 of the Regulations;

c)                     at the end of a Fiscal year the Value on Leadership is executed.

Breaking of conditions, specified in c) Item 8.1., doesn’t entail the Program Participant’s loss to entitlement to the remuneration set out in the last paragraph Item 4.5.1.

8.2.           In cases set out in Article 9 hereof, the termination of the employment relations between the Program Participant and the Company before the dates applicable in accordance with Item 8.1 b) hereof, shall entail the Program Participant’s loss of right to claim:

i) purchase for themselves of all allocated shares, right to claim to transfer to ownership hasn’t come yet;

and

ii) the participation in allocation of coming years’  Program Personal Funds.

8.3.                  For the purposes of Items 8.1. и 8.2. hereof  the following shall not be deemed as termination of employment relations between the Program Participant and the Company:

а) expiration of the fixed-term Employment Contract if such Employment Contract has been prolonged for a new or unfixed period;

b) The Employee’s transition (including the retirement) from MTS OJSC to a SAC or from a SAC to MTS OJSC provided that the break  in work experience doesn’t exceed 60 calendar days. Execution of the payments, allocated earlier for such an employee, is possible only if the labour contract with the new employer is effective on the last day of each Fiscal year of the Program

9.         SPECIAL CONDITIONS ENABLING PROGRAM PARTICIPANTS TO REMAIN ENTITLED TO REMUNERATION

If, from the date of the relevant Standard Agreement and until the date applicable as under Item 8.1 b) hereof the employment relations between the Program Participant and the Company terminate due to:

а)  Program Participant’s death; deeming the Participant lawfully deceased or missing;

b)  Program Participant’s natural retirement;

c)  deeming the Program Participant disable of labour proved by a medical opinion;

d)  expiration of the fixed-term Employment Contract if such Employment Contract has been prolonged for a new or unfixed period;

e)  expiration of the fixed-term Employment Contract if such Employment Contract  (not in d) Item ) is the Employee’s transition (also via retirement) to another job in a Subsidiary or Affiliated company AFK System OJSC provided that the break in work experience doesn’t exceed 14 calendar days.

then such a person or his/her successors (heirs) shall get entitled to purchase for themselves shares with no cost under the following conditions:

Program Participants retain to be entitled to remuneration calculated based on the value of the part of Personal Fund which Program Participant is entitled to according to Item 4.5.1. at the end of a Fiscal year in which any of the events specified in this Item occur.  The remuneration is paid in accordance with provided payment conditions, with the following withdrawals and changes:

•             right to the transition in the last paragraph Item 4.5.1 is not used;

•             condition, specified  in Item 8.1. b), is not used;

•             causing the changes in Item  8.1 a): The Period of Absence of a Participant which falls within a validity period of the Employment Contract in a Fiscal year in which any of the events specified above occur shall not exceed 10 % of total number of working days within such a period.

•             The payment is calculated as a product of values, specified in Items a) and b) 4.4., multiplied by the coefficient of worked time, determined as:

•                  if happened in the first quarter of the calendar year — 0,25;

•                  if happened in the second quarter of the calendar year — 0,5;

•                  if happened in the third quarter of the calendar year — 0,75;

•                  if happened in the fourth quarter of the calendar year — 1.

In the events, specified in this Item, Program Participants do not retain to participate in allocation of the future year’s Personal Funds.

10.       PROCEDURE OF EXECUTION OF A DEFINED YEAR PROGRAM

Determining the number of shares to be transferred to Program Participant, shall be subject to the Participants’ fulfillment of all prerequisites set out herein and take place during each year of the Program efficiency, following the below procedure:

10.1.           The MTS OJSC Board of Directors, not later than March 25 of each year as advised by the President of MTS OJSC is in charge for the actual execution of  Free Cash Flow values of a previous Fiscal year  and Target of Leadership.

10.2.           The Program Administrator, within ten business days after the date, specified in Item  10.1, personally or through the SAC’s HR management personnel, shall e-mail to all the Program Participants  (their successors), personal notifications, containing the following mandatory information regarding each Program of the Defined year:

а)        number of shares in Personal Fund of Participant;

b)        maximum part of Personal Fund of Participant, that is base for calculations of shares on Item 4.4.1., right to claim of transfer for is available for the date of the notification;

c)         total number of shares allocated to a Program Participant as of the date of the notification;

d)        the maximum number of shares, right to purchase to ownership for which can be granted to Program Participant on the date of sending the notification letter, calculated in accordance with Items 4.4 - 4.5. hereof;

f)          the application  form the Program Participant shall forward to the Program Administrator or to the official specified by the Program Administrator in order to exercise his right to determine the number of the shares according to last article of Item 4.4.1. to receive claim to transfer;

e)         deadline for a Program Participant to send the written applications to the Company as specified in Item f).

Upon occurrence of any of the events specified in Item 9 hereof, the Notification shall be sent via registered mail with delivery notification to the last registration (residence) address known to the Company.

10.3.           The Program Participants who have the intention to change, in accordance with Item 4.4.1, the number of, shall notify the Company of such his intention using one of the below methods:

а)       registered mail with delivery notification; or

b)       personal delivery against signature to the individual indicated in the Notification.

The applications shall be received by the Company by the deadline set out in the Notification as specified in Item 10.2 f) hereof. The Program Administrator shall register the fact and the date of the receipt of such written applications from the Program Participants.

10.4.           The Program Participants shall have the right to send such written applications just once; and the applications received by the Company after the deadline set out in Item 10.2 hereof shall not be accepted.

10.5.           The Company’s obligation to provide transfer to ownership in compliance with the instructions given by the Program Participant in compliance with Item 4.4.1 shall only arise upon the Company’s receipt of the Program Participant’s written application in due time. If no such application is received, Participant receives right of claiming to transfer to ownership for the max limit of the shares as set out in Item 4.4.1.

10.6.           The President of the Company (Chairman of Board of Directors to President) in twenty working days from date of sending notification letters b item 10.2, provides conclusion of Contracts with Program Participants on shares, right to claim for which to ownership occurred for Participant in accordance to these Regulations

10.7.           All tax liabilities of the Program Participants that have arisen in connection with receiving shares shall be realized by the Program Participants.

The remuneration hereunder shall not be increased by the amount of taxes to be deducted by the Company.

Any payments to the Program Participants hereunder shall be after-tax payments executed in compliance with the applicable tax law.

10.8.           If, according to applicable legislation, the Participant files his/her income tax returns him(her)self (not through the employer) regarding income, earned by employment contract between the Program Participant and the Company, the payment of remuneration for the Fiscal year, discussed herein, is made only after Program Participant has paid his/her taxes (and provided sufficient proof of that) on income, paid to him/her by the Company, as per employment contract, specified above, for the relevant Fiscal year. Neither the Program Participant nor his successors shall have the right to transfer, alienate, put in pledge for the benefit of third parties or otherwise encumber his rights as under the Contract signed with the Company, with the exclusion of Program Participant’s right transfer to his heirs as described in Item 9 hereof. Any breach of the Item 10.8 provisions by the Participant or his successor shall serve as a ground for immediate termination of his right to request transfer of allocated shares from the Company.

10.9.           A necessary condition for transfer of shares to Program Participant is opening an account on his name for recognition of the rights to the securities depository in said company. Program Participant shall open such account no later than December 31, 2015.

11.       PROGRAM IMPLEMENTATION IN CASE OF DELISTING

11.1.         If the shares are to be delisted from the MICEX, program execution is carried out in accordance with the terms hereof. Here, instead of shares transfers will be realized in common registered shares of MTS OJSC. To determine the number of shares to be transferred Personal Fund of each Participant converts into shares by the rules of Item 6.2., while for C a weighted average price per common registered shares of MTS OJSC, defined by the rules in 7.2 should be used.

11.2.         For other Program years that follow the delisting procedure year, the Year’s Personal Fund should be calculated in common registered shares of MTS OJSC.

11.3.         If any of the events specified in Item 1.1 hereof occur, the MTS OJSC Board of Directors may resolve to amend the Regulations to incorporate the changes to the Program.

11.4. In the case of redemption of common registered shares of MTS OJSC on any basis of law the Board of Directors of MTS OJSC further defines the order of execution of the Program.

12.       PREREQUISITES FOR EARLY PROGRAM TERMINATION

12.1.            The Program shall be early terminated upon occurrence of the voting stock in MTS OJSC held by AFK Sistema OJSC’s group of shareholders is reduced to 50% (Fifty percent) + 1 share in the charter capital of MTS OJSC, and the date of early Program termination shall be the date of the relevant agreement to transfer the MTS OJSC share ownership;

12.2.            If the event specified in Item 12.1. hereof occur, the Program Participants shall be entitled to early request for the transfer of shares to ownership allocated to him, on which right of transfer to ownership hasn’t appeared.

13.       EXERCISING THE PROGRAM PARTICIPANTS’ RIGHTS IN CASE OF EARLY PROGRAM TERMINATION

13.1.           If event specified in Item 12.1. hereof occur, the Program Administrator, in no later than two business days after termination of Program, shall e-mail to all Program Participants personal notifications containing the following mandatory information:

a)        total number of shares allocated to a specific Program Participant as of the date of the notification;

13.2.           Transfer to ownership of shares shall be realized not later than in three calendar weeks after the date of the notification as per Item 13.1.

14. FINAL PROVISIONS

14.1.            These Regulations can only be amended, supplemented or terminated if such is resolved by the MTS OJSC Board of Directors or clearly provided for herein.

14.2.         Any amendments to the Regulations, as adopted by the MTS OJSC Board of Directors, shall only cover the rights and obligations of the Program Participants hereunder which may arise after the date of such amendments’ coming into force and in any case, can not change the present Regulations rights and duties of the Program Participants in Personal Funds, Notifications on transferring for which are already sent to the Participants before the approval of such amendments hereto.

14.3.         For the purposes of these Regulations’ implementation, the MTS Board of Directors shall instruct the President of MTS OJSC to bring to all Program Participants’ knowledge all essential information on the Program, as well as to take, within his competence, other organizational, corporate, constructive or legal actions to duly implement all provisions as set forth herein.

14.4.         The Program Administrator and the President of MTS OJSC shall be responsible for ensuring the compliance with the provisions hereof.

14.5.           The President, the Program Administrator, all Program Participants and the holders of shares shall maintain the confidentiality and shall not disclose the Program information that was made known to them due their positions with the Company, if not otherwise provided for by the applicable law and securities market regulators’ requirements.

14.6.           Where not provided for by these Regulations and the relevant resolutions of the MTS OJSC Board of Directors adopted in compliance with the Regulations, the Company shall set out the Program implementation procedures and methods independently. The resolutions adopted by the Company shall not contravene these Regulations.

14.7.           The parties that are in breach of the provisions hereof shall bear responsibility on the basis and in  accordance with the procedures prescribed by the applicable law, the Charter of the Company and Employment Contracts.

APPROVED

by the Resolution of the Board of Directors of Mobile TeleSystems Public Joint Stock Company
of , 2015, Minutes №

Regulations on Stock Option Program for Employees of MTS OJSC, based on Distribution of real shares

1.              To use the following wording of term «Free Cash Flow (FCF)» in table 2 section 3:

Free Cash Flow (FCF)

OIBDA minus payments CAPEX (excluding M&A expenses & compounded interest), calculated in accordance with IFRS, minus OIBDA and payments CAPEX of the reporting year of the companies acquired in the reporting year.

2.              To use the following wording of term 4.5.:

4.5.                           Coefficient of execution of Free Cash Flow during Fiscal year depends on the value of relative of deviation of actual FCF from target value established for current Fiscal year by the Board of Directors and shall be computed using the following formula:

i)

ii)

iii)	where

iv)

v)                                    FCF fact — actual value of Free Cash Flow of Fiscal year фактическое значение показателя Free Cash Flow за Fiscal year approved by MTS PJSC Board of Directors according to the procedure set out in а) Item  7.1.

vi)                                 FCF target — target value of Free Flow established for a Fiscal year by MTS PJSC Board of Directors according to the procedure set out in  Item 10.1.